EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to The Finish Line, Inc. 2009 Incentive Plan, of our reports dated May 4, 2009, with respect to the consolidated financial statements of The Finish Line, Inc. and the effectiveness of internal control over financial reporting of The Finish Line Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
Indianapolis, Indiana
July 20, 2009